PROSPECTUS SUPPLEMENT
     To Prospectus dated July 8, 2014

                               CEL-SCI CORPORATION
                        1,320,000 Shares of Common Stock
               Warrants to Purchase 330,000 Shares of Common Stock

     We are offering an aggregate of 1,320,000 shares of common stock, $0.01 par value per share, and warrants to purchase up to 330,000 shares of common stock. For every four shares sold, we will issue to investors in this offering one warrant. Each warrant can be exercised at any time on or before October 11, 2018 at a price of $1.25 per share. The shares of common stock and warrants are being sold at a combined price of $0.76 per share and quarter warrant. The shares of common stock and warrants will be issued separately.

     Our common stock is currently traded on the NYSE MKT (formerly known as the NYSE Amex) under the symbol "CVM." On October 20, 2014, the closing price of our common stock on the NYSE MKT was $0.85 per share. Our warrants are traded on the NYSE MKT under the symbol "CVM WS." For a more detailed description of our common stock and warrants, see the section entitled "Description of Securities" beginning on page 15 of this Prospectus Supplement.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 11 of this prospectus supplement and page 12 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                Proceeds, Before
                          Price to Public   Sales Commissions    Expenses, To Us
                          ---------------   -----------------   ----------------


       Per Share (2)          $0.76           $0.0494              $0.7106
       Total              1,003,200           $65,208             $937,992

(1) We will pay certain European brokers a commission of up to 6.5% with respect to the dollar amount of our securities they sell in this offering. See the "Plan of Distribution" section of this prospectus supplement for more information.

(2)  Per share and quarter warrant.

     Laidlaw & Co (UK) Ltd. has acted as our financial advisor in connection with this offering, and will receive 1% of the amount raised in this offering.

     Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering shares of our common stock and warrants to purchase shares of common stock in a offering underwritten by Laidlaw & Company (UK) Ltd. The securities being offered in the underwritten offering are being offered on the same terms as the securities we are selling in this offering. For every four shares sold, we will issue to investors in the underwritten offering one warrant. Each warrant can be exercised at any time on or before October 11, 2018 at a price of $1.25 per share. The shares of common stock and warrants will be issued separately. The shares of common stock and warrants are being sold at a combined price of $0.76 per share and quarter warrant.

     The closing of this offering is not conditioned upon the closing of the concurrent underwritten offering, and the closing of the concurrent underwritten offering is not conditioned upon the closing of this offering.

     We expect to deliver the shares of common stock and warrants against payment on or before October 24, 2014, subject to customary closing conditions

                  Prospectus supplement dated October 21, 2014.

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

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                        Page

About this Prospectus Supplement                                         3

Forward-Looking Statements                                               4

Prospectus Supplement Summary                                            5

The Offering                                                            10

Risk Factors                                                            11

Use of Proceeds                                                         14

Dilution                                                                14

Description of Securities                                               15

Concurrent Underwritten Offering                                        17

Plan of Distribution                                                    18

Legal Matters                                                           27

Experts                                                                 27

Where You Can Find More Information                                     27

Incorporation of Documents by Reference                                 28

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

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered by this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

     You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and contained or incorporated therein by reference in the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different or additional information. We have not authorized anyone to give any information other than that contained in the prospectus, this prospectus supplement, and any free writing prospectus prepared by us or on our behalf. If anyone provides you with different, additional or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus entitled "Additional Information."

     We are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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

     This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

     In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms "CEL-SCI," the "Company," "we," "us" and "our" to refer to CEL-SCI Corporation. Our fiscal year ends on September 30.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

     Factors that might affect our forward-looking statements include those disclosed in this prospectus and the accompanying prospectus.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors" herein and in the documents incorporated by reference herein. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

     Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

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

                          PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading "Risk Factors" in the accompanying prospectus and set forth herein, the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

                            About CEL-SCI Corporation

     We were formed as a Colorado corporation in 1983. Our principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. Our telephone number is 703-506-9460 and our web site is www.cel-sci.com. The information contained in, and that which can be accessed through, our website is not incorporated into and does not form a part of this prospectus supplement.

     Our business consists of the following:

     1)   Multikine(R)   (Leukocyte  Interleukin,   Injection)   investigational
          immunotherapy against cancer and Human Papilloma Virus (HPV);

     2) LEAPS technology, with two investigational therapies, LEAPS-H1N1-DC pandemic flu treatment for hospitalized patients and CEL-2000, a rheumatoid arthritis treatment vaccine.

MULTIKINE

     Our lead investigational therapy, Multikine, is currently being developed as a potential therapeutic agent directed at using the immune system to produce an anti-tumor immune response. Data from Phase I and Phase II clinical trials suggest that Multikine simulates the activities of a healthy person's immune system, enabling it to use the body's own anti-tumor immune response. Multikine (Leukocyte Interleukin, Injection) is the full name of this investigational therapy, which, for simplicity, is referred to in the remainder of this document as Multikine. Multikine is the trademark that we have registered for this investigational therapy, and this proprietary name is subject to U.S. Food and Drug Administration or FDA review in connection with our future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Neither has its safety or efficacy been established for any use.

     Multikine has been cleared by the regulators in seventeen countries around the world, including the FDA, for a global Phase III clinical trial in advanced primary (not yet treated) head and neck cancer patients. This trial is currently under the management of two new clinical research organizations (CROs) who are adding 60-80 clinical centers in existing and new countries to increase the speed of patient enrollment. At the end of September 2014, approximately 270 patients have been enrolled in the study.

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

     This Phase III trial will test the hypothesis that Multikine treatment administered prior to the current standard therapy for head and neck cancer patients (surgical resection of the tumor and involved lymph nodes followed by radiotherapy or radiotherapy and concurrent chemotherapy) will extend the overall survival, enhance the local/regional control of the disease and reduce the rate of disease progression in patients with advanced oral squamous cell carcinoma.

     The primary clinical endpoint in CEL-SCI's ongoing Phase III clinical trial is that a 10% improvement in overall survival in the Multikine treatment arm, plus the current standard of care (SOC - consisting of surgery + radiotherapy or surgery + radiochemotherapy), over that which can be achieved in the SOC arm alone (in the well-controlled Phase III clinical trial currently ongoing) must be achieved. Based on what is presently known about the current survival statistics for this population, CEL-SCI believes that achievement of this endpoint should enable CEL-SCI, subject to further consultations with FDA, to move forward, prepare and submit a Biologic License Application to FDA for Multikine.

     In this Phase III clinical trial Multikine is giving immunotherapy to cancer patients first, i.e., prior to their receiving any conventional treatment for cancer, including surgery, radiation and/or chemotherapy. This could be shown to be important because conventional therapy may weaken the immune system, and may compromise the potential effect of immunotherapy. Because Multikine is given before conventional cancer therapy, when the immune system may be more intact, we believe the possibility exists for it to have a greater likelihood of activating an anti-tumor immune response under these conditions. This likelihood is one of the clinical aspects being evaluated in the ongoing global Phase III clinical trial.

     Multikine is a different kind of investigational therapy in the fight against cancer. Multikine is a defined mixture of cytokines. It is a combination immunotherapy, possessing both active and passive properties.

     In October 2012, and again in November 2013, in an interim review of the safety data from the Phase III study, an Independent Data Monitoring Committee
(IDMC) raised no safety concerns. The IDMC also indicated that no safety signals were found that would call into question the benefit/risk of continuing the study. CEL-SCI considers the results of the IDMC review to be important since studies have shown that up to 30% of Phase III trials fail due to safety considerations and the IDMC's safety findings from this interim review were similar to those reported by investigators during CEL-SCI's Phase I-II trials. Ultimately, the decision as to whether a drug is safe is made by the FDA based on an assessment of all of the data from a trial.

     On October 7, 2013, CEL-SCI announced a Cooperative Research and Development Agreement with the U.S. Naval Medical Center, San Diego. Pursuant to this agreement, the Naval Medical Center will conduct Human Subjects Institutional Review Board approved Phase I study of CEL-SCI's investigational immunotherapy, Multikine, in HIV/HPV co-infected men and women with peri-anal warts. Anal and genital warts are commonly associated with HPV, the most common sexually transmitted disease. Men and women with a history of anogenital warts have a 30 fold increased risk of anal cancer. Persistent HPV infection in the anal region is thought to be responsible for up to 80% of anal cancers. HPV is a significant health problem in the HIV infected population as individuals are living longer as a result of greatly improved HIV medications.

     The purpose of this study is to evaluate the safety and clinical impact of Multikine as a treatment of peri-anal warts and assess its effect on anal intraepithelial dysplasia (AIN) in HIV/HPV co-infected men and women.

     CEL-SCI will contribute the investigational study drug Multikine, will retain all rights to any currently owned technology, and will have the right to exclusively license any new technology developed from the collaboration.

     Multikine is being given to the HIV/HPV co-infected patients with peri-anal warts since promising early results were seen in another Institutional Review Board approved Multikine Phase I study conducted at the University of Maryland. In this study, investigational therapy Multikine was given to HIV/HPV co-infected women with cervical dysplasia resulting in visual and histological evidence of clearance of lesions. Furthermore, elimination of a number of HPV strains was determined by in situ polymerase chain reaction (PCR) performed on tissue biopsy collected before and after Multikine treatment. As reported by the investigators in the earlier study, the study volunteers all appeared to tolerate the treatment with no reported serious adverse events.

     In October 2013, CEL-SCI entered into a co-development and profit sharing agreement with Ergomed for Multikine in HIV/HPV co-infected men and women with peri-anal warts. This agreement will initially be in support of the development with the US Navy. Ergomed will assume up to $3 million in clinical and regulatory costs.

     Also in October 2013, CEL-SCI entered into a co-development and profit sharing agreement with Ergomed for Multikine in HIV/HPV co-infected women with cervical dysplasia. HPV is a significant health problem in the HIV infected population as individuals are living longer as a result of greatly improved HIV medications. People living with HIV and others with compromised immunity are more at risk for HPV-related complications. Persistent HPV infection can also be a precursor to cervical cancer. Ergomed will assume up to $3 million in clinical and regulatory costs.

     The treatment regimen for the study of up to 15 HIV/HPV co-infected patient volunteers with peri-anal warts to be conducted by the U.S. Naval Medical Center will be identical to the regimen that was used in the earlier Multikine cervical study in HIV/HPV co-infected patients.

     CEL-SCI's focus in HPV is not the development of an antiviral against HPV in the general population. Instead it is the development of an immunotherapy to be used in patients who are immune suppressed by diseases such as HIV and are therefore less able or unable to control HPV and its resultant diseases. This group of patients has no good treatments available to them and there are, to the Company's knowledge, no competitors at the current time. HPV is also relevant to the head and neck cancer Phase III study since it is now known that HPV is a cause of head and neck cancer. Multikine was shown to kill HPV in an earlier study of HIV infected women with cervical dysplasia.

LEAPS

     CEL-SCI's patented T-cell Modulation Process, referred to as LEAPS (Ligand Epitope Antigen Presentation System), uses "heteroconjugates" to direct the body to choose a specific immune response. LEAPS is designed to stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune, allergies, transplantation rejection and cancer, when it cannot do so on its own. Administered like a vaccine, LEAPS combines T-cell binding ligands with small, disease associated, peptide antigens and may provide a new method to treat and prevent certain diseases.

     The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

     Using the LEAPS technology, we have created a potential peptide treatment for H1N1 (swine flu) hospitalized patients. This LEAPS flu treatment is designed to focus on the conserved, non-changing epitopes of the different strains of Type A Influenza viruses (H1N1, H5N1, H3N1, etc.), including "swine", "avian or bird", and "Spanish Influenza", in order to minimize the chance of viral "escape by mutations" from immune recognition. Therefore one should think of this treatment not really as an H1N1 treatment, but as a pandemic flu treatment. CEL-SCI's LEAPS flu treatment contains epitopes known to be associated with immune protection against influenza in animal models.

     Additional work on this treatment for the pandemic flu work is being pursued in collaboration with the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health, USA. In May 2011, NIAID scientists presented data at the Keystone Conference on "Pathogenesis of
Influenza: Virus-Host Interactions" in Hong Kong, China, showing the positive results of efficacy studies in mice of L.E.A.P.S. H1N1 activated dendritic cells
(DCs) to treat the H1N1 virus. Scientists at the NIAID found that H1N1-infected mice treated with LEAPS-H1N1 DCs showed a survival advantage over mice treated with control DCs. The work was performed in collaboration with scientists led by Kanta Subbarao, M.D., Chief of the Emerging Respiratory Diseases Section in NIAID's Division of Intramural Research, part of the National Institutes of Health, USA.

     In July 2013, CEL-SCI announced the publication of the results of additional influenza studies by researchers from the NIAID in the Journal of Clinical Investigation (www.jci.org/articles/view/67550). The studies described in the publication show that when CEL-SCI's investigational J-LEAPS Influenza Virus treatments were used "in vitro" to activate immune cells called dendritic cells (DCs), these activated dendritic cells, when injected into influenza infected mice, arrested the progression of lethal influenza virus infection in these mice. The work was performed in the laboratory of Dr. Subbarao.

     With our LEAPS technology, we have also developed a second peptide named CEL-2000, a potential rheumatoid arthritis vaccine. The data from animal studies of rheumatoid arthritis using the CEL-2000 treatment vaccine demonstrated that CEL-2000 is an effective treatment against arthritis with fewer administrations than those required by other anti-rheumatoid arthritis treatments, including Enbrel(R). CEL-2000 is also potentially a more disease type-specific therapy, is calculated to be significantly less expensive and may be useful in patients unable to tolerate or who may not be responsive to existing anti-arthritis therapies.

     In July 2014, CEL-SCI was awarded a Phase I Small Business Innovation Research (SBIR) grant in the amount of $225,000 from the National Institute of Arthritis Muscoskeletal and Skin Diseases (NIAMS), which is part of the National Institutes of Health (NIH). The grant will fund the further development of CEL-2000 and the work will be conducted in collaboration with scientists at Rush University Medical Center in Chicago, Illinois.

Concurrent Underwritten Offering

     Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering shares of our common stock and warrants in an underwritten offering. The securities being offered in the underwritten offering ( 7,984,737 shares of common stock and 1,973,684 warrants) are being offered on the same terms as the securities we are selling in this offering,. For every four shares sold, we will issue to investors in the underwritten offering one warrant. Each warrant can be exercised at any time on or before October 11, 2018 at a price of $1.25 per share. The shares of common stock and warrants are being sold at combined price of $0.76 per share and quarter warrant. The shares of common stock and warrants will be issued separately.

     The closing of this offering is not conditioned upon the closing of the concurrent underwritten offering, and the closing of the concurrent underwritten offering is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed. The foregoing description and other information regarding the underwritten offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any common stock in the underwritten offering, and no part of the underwritten offering is incorporated by reference in this prospectus supplement.

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                               CEL-SCI CORPORATION

                                  THE OFFERING


Common stock we are offering             1,320,000 shares

Common stock to be outstanding           91,117,208 shares
immediately after this offering
(assuming all shares offered are
sold) and giving effect to shares
sold in concurrent underwritten
offering.

Warrants we are offering              We are offering warrants to purchase up to
                                      330,000 shares of common stock that will be exercisable during the period commencing on the date of original issuance and ending on October 11, 2018 at an exercise price of $1.25 per share, subject to adjustment. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. Our warrants trade on the NYSE MKT under the symbol
                                     "CVM WS."

Concurrent registered direct
   offering Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering shares of our common stock and warrants to purchase shares of common stock in an underwritten offering. The securities being offered in the underwritten offering (7,894,737 shares of common stock and 1,973,684 warrants) are being offered on the same terms as the securities we are selling in this offering. See "Concurrent Underwritten Offering" in this prospectus supplement.

                                      This prospectus supplement shall not be
                                      deemed an offer to sell or a solicitation of an offer to buy any of the securities offered in the concurrent underwritten offering. This offering is not contingent upon the concurrent underwritten offering, and the concurrent underwritten offering is not contingent upon this offering. We cannot assure you that either or both of the offerings will be completed.

Use of proceeds                       We estimate that our net proceeds from
                                      this offering will be approximately
                                      $928,000 after deducting underwriting
                                      discounts and commissions and estimated
                                      offering expenses.

                                      We intend to use the net proceeds from
                                      this offering primarily for our Phase III clinical trial, other research and development, and general and administrative expenses.

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

Dividend policy                       We have not declared or paid any cash or
                                      other dividends on our common stock, and do not expect to declare or pay any cash or other dividends in the foreseeable future.

Risk factors                          You  should  carefully  read and  consider
                                      the  information  beginning  on page 11 of
                                      this prospectus  supplement and page 12 of
                                      the  accompanying   prospectus  set  forth
                                      under the headings  "Risk Factors" and all
                                      other   information   set  forth  in  this
                                      prospectus  supplement,  the  accompanying
                                      prospectus,      and     the     documents
                                      incorporated   herein   and   therein   by
                                      reference  before  deciding  to  invest in
                                      our common stock.
Trading symbols:
       Common Stock - NYSE MKT        CVM
       Warrants - NYSE MKT            CVM WS

     Unless we indicate otherwise, the number of shares to be outstanding after this offering is based on 81,902,471 shares of our common stock outstanding as of the date of this prospectus, but excludes approximately 40,677,000 shares which may be issued upon the exercise of outstanding options and warrants or the conversion of a note. All common stock price per share, stock option and warrant exercise price data reflects a 1-for-10 reverse stock split of our authorized and issued and outstanding shares of common stock, options and warrants which was effective as of September 25, 2013. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriter will not exercise their over-allotment option.

                                  RISK FACTORS

     Investing in our common stock involves significant risks. You should carefully consider the "Risk Factors" included and incorporated by reference in the accompanying prospectus, this prospectus supplement and any other applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on December 27, 2013, as updated by our Quarterly Reports on Form 10-Q and our other filings with the SEC, filed after the Annual Report. The risks and uncertainties we described are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or result of operations would likely suffer. In that event, the trading price of our common stock would decline, and you could lose all or part of your investment.

                         Risks related to this Offering

Management will have broad discretion as to the use of the proceeds of this offering.

     We currently intend to use the net proceeds from this offering for our Phase III clinical trial, other research and development, and general and administrative expenses. See "Use of Proceeds" on page 14. We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You will experience immediate and substantial dilution.

     Since the offering price of the securities offered pursuant to this prospectus supplement and the accompanying prospectus is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to (i) the sale of 1,320,000 shares of common stock and 330,000 warrants to purchase shares of common stock in this offering at the public offering price shown on the cover page of this prospectus, (ii) the 7,894,737 shares to be sold in the concurrent underwritten offering, and
(iii) after deducting estimated sales commissions and estimated offering expenses payable by us, and attributing no value to the warrants, if you purchase securities in this offering, you will suffer immediate and substantial dilution of approximately $0.53 per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the book value per share of our common stock. See the "Dilution" section of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

     In addition to the shares of common stock we are issuing in this offering, we are also issuing warrants to purchase shares of our common stock. We will issue one warrant for each four shares we sell in this offering. If the holders of our warrants exercise the warrants, you will experience dilution at the time they exercise their warrants.

     In addition, we expect that significant additional capital will be needed in the future to continue our planned operations. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. If we sell common stock, convertible securities or other equity securities, your investment in our common stock will be diluted. These sales may also result in material dilution to our existing shareholders, and new investors could gain rights superior to our existing shareholders.

Our outstanding options and warrants may adversely affect the trading price of our common stock.

     As of September 30, 2014, there were outstanding options which allows the holders to purchase approximately 6,840,000 shares of our common stock, at prices ranging between $0.85 and $20.00 per share, outstanding warrants which allow the holders to purchase approximately 36,542,000 shares of our common stock, at prices ranging between $0.53 and $5.50 per share, and a convertible note which allows the holder to acquire approximately 276,000 shares of our common stock at a conversion price of $4.00. The outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of the outstanding options and warrants. For the life of the options, warrants and the convertible note, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants, or the conversion of the note, will also dilute the ownership interests of our existing stockholders.

We may have exposure for certain securities we sold in October 2013.

     In September 2012, we filed a shelf registration statement covering the sale of $50,000,000 of securities (the "2012 Registration Statement"), and in January 2013 we filed another shelf registration statement covering the sale of an additional $50,000,000 of securities (the "2013 Registration Statement"). In October 2013, we filed a prospectus supplement to the 2012 Registration Statement for the sale in an underwritten public offering of 17,826,087 shares of our common stock, 20,475,000 Series S Warrants, as well as up to 20,475,000 shares of common stock issuable upon the exercise of the Series S warrants (the "October Prospectus"). Collectively, we offered approximately $43.4 million of securities pursuant to the October Prospectus. This amount includes approximately $17.8 million for the sale of the common stock and Series S warrants and $25.6 million upon the exercise of the Series S Warrants. We subsequently realized that at the time of the October 2013 offering we had approximately $28.9 million available for issuance under the 2012 Registration Statement. As a result, we issued securities that were not registered with the SEC, and that may not have been eligible for an exemption from registration under the federal or state securities laws. We had securities available under the 2013 Registration Statement to register all of the securities not covered by the 2012 Registration Statement. In December 2013, we filed a prospectus supplement to the 2013 Registration Statement registering the offer and sale of all of the shares of common stock issuable upon exercise of the Series S Warrants included in the October 2013 offering to assure that the offering and sale of all of the shares issuable upon exercise of the Series S Warrants were registered (the "December Prospectus"). Prior to the filing of the December Prospectus, no Series S Warrants issued in the October offering had been exercised. Notwithstanding the above, the actions we have taken to mitigate our possible non-compliance with securities laws will not prevent regulators from asserting that we violated the law, from imposing penalties and fines against us with respect to any potential violations of securities laws, and may subject us to possible claims for damages from certain investors.

The warrants may not have any value.

     The warrants have an exercise price of $1.25 per share and expire on October 11, 2018. In the event that our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as a common shareholder until they acquire our common stock.

     Until you acquire shares of our common stock upon exercise of your Warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

                                 USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of common stock and warrants that we are offering will be approximately $928,000 after deducting the sales commissions and the offering expenses payable by us.

     We intend to use the net proceeds from this offering primarily for our Phase III clinical trial, other research and development, and general and administrative expenses. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. The net proceeds from this offering will not be sufficient to complete clinical trials and other studies required for the approval of any product by the FDA, and we will need significant additional funds in the future.

     Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

     The closing of this offering is not conditioned upon the closing of the concurrent underwritten offering, and the closing of the concurrent underwritten offering is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed.

                                    DILUTION

     If you purchase our securities in this offering, your interest will be diluted as discussed below.

     Net tangible book value per share is determined by dividing our total tangible assets, less our total liabilities, by the number of our outstanding shares of common stock. Our historical net tangible book value per share as of June 30, 2014 was $0.22 per share computed using our outstanding shares as of June 30, 2014 (66,041,612). Our pro forma net tangible book value per share as of June 30, 2014 was $0.18 per share computed giving effect to the issuance of approximately 15,900,000 additional shares of our common issued subsequent to June 30, 2014. We did not receive any cash or property in connection with the issuance of the 15,900,000 shares.

     Dilution in pro forma net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers for shares and warrants in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards.

     After giving effect to (i) the sale of 1,320,000 shares of our common stock and warrants to purchase up to 330,000 shares of our common stock in this offering, (ii) the 7,894,737 shares sold in the concurrent underwritten offering and (iii) after deducting the sales commission and estimated offering expenses payable by us, our as-adjusted pro forma net tangible book value as of June 30, 2014 would have been approximately $21,465,000, (unaudited) or $0.23 per share. This represents an immediate increase in the pro forma net tangible book value of $0.05 per share to existing stockholders and the immediate dilution in the pro forma net tangible book value of $0.53 per share to new investors purchasing our shares in this offering.

          The following table illustrates this per share dilution. All amounts in the table are unaudited.

          For purposes of the calculations below, the public office price of the warrants has been allocated to the public offering price of the shares of common stock sold in this offering. The calculations below do not give any effect to the shares of common stock issuable upon the exercise of the warrants.

     Offering price per share                                           $0.76

     Historical net tangible book value per share as of June 30, 2014   $0.22

     Pro forma net tangible book value per share as of June 30, 2014    $0.18

     Pro  forma net tangible book value per share as of June 30, 2014,
          after giving effect to this offering                          $0.23

     Increase in net tangible book value per share attributable to
          this offering                                                 $0.05

     Dilution per share to new investors in this offering               $0.53

     The above discussion and table assumes that all of the shares of common stock offered by means of this prospectus are sold but none of the warrants sold in this offering are exercised. The number of outstanding shares at June 30, 2014 excludes approximately 43,034,000 shares of common stock (40,677,000 shares as of the date of this prospectus) issuable upon the full exercise of outstanding options and warrants or the conversion of a note.

                            DESCRIPTION OF SECURITIES

     In this offering, we are offering 1,320,000 shares of common stock and warrants to purchase up to 330,000 shares of common stock. Each warrant will have an exercise price of $1.25 per share and will expire on October 11, 2018.

The shares of common stock and warrants will be issued separately. This prospectus also relates to the offering of shares of our common stock upon the exercise, if any, of the warrants.

Common stock

     The material terms and provisions of our common stock are described under the caption "Description of Securities" in the accompanying prospectus. As of the date of this prospectus, we had 81,902,471 shares of common stock outstanding. Our common stock is listed on the NYSE MKT under the symbol "CVM".

Warrants

     The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and is qualified in its entirety by the provisions of the warrants, the form of which will be filed as an exhibit to a Current Report on Form 8-K that we will file in connection with this offering. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price: The warrants offered hereby will entitle the holders thereof to purchase up to 330,000 shares of our common stock at an initial exercise price of $1.25 per share, commencing immediately on the date of issuance and will expire on October 11, 2018.

Cashless Exercise: If, at any time during the term of the warrants, the issuance of shares of our common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

Transferability: The warrants may be transferred at the option of the warrant holder upon surrender of the warrant with the appropriate instruments of transfer.

Listing and Warrant Agent: The warrants trade on the NYSE MKT under the symbol "CVM WS" The warrants will be issued in registered form under a warrant agent agreement with Computershare, Inc., as warrant agent.

Rights as a stockholder: Except as set forth in the warrants, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the warrants

Fundamental Transactions: In the event of a fundamental transaction, as described in the warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock, the holders of the warrants will thereafter have the right to receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the warrants after the fundamental transaction. In lieu of the right to receive upon exercise the shares of stock, securities, or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock, the holders of the warrants, in certain limited circumstances, may require us under certain circumstances to redeem the warrants for a purchase price payable in cash of the Black-Scholes value of the warrants, as calculated pursuant to the terms of the warrants.

Limits on Exercise of Warrants: Except upon at least 61 days' prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock (including securities convertible into common stock) outstanding immediately after the exercise.

Rights Agreement

     In November 2007 we declared a dividend of one Series A Right and one Series B Right for each share of our common stock which was outstanding on November 9, 2007. When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from us one share of our common stock at a price equal to 20% of the market price of our common stock on the exercise date, although the price may be adjusted pursuant to the terms of the Rights Agreement. If after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of, a tender offer for 15% or more of our outstanding common stock (i) we are acquired in a merger or other business combination and we are not the surviving corporation, (ii) any person consolidates or merges with us and all or part of our common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

                        CONCURRENT UNDERWRITTEN OFFERING

     Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering up shares of our common stock and warrants to purchase shares of common stock in an underwritten offering.

     The securities being offered in the underwritten offering, (7,984,735 shares of common stock and 1,973,684 warrants) are being offered on the same terms as the securities we are selling in this offering, For every four shares sold, we will issue to investors in the underwritten offering one warrant. Each warrant can be exercised at any time on or before October 11, 2018 at a price of $1.25 per share. The shares of common stock and warrants are being sold at a combined price of $0.76 per share and quarter warrant. The shares of common stock and warrants will be issued separately.

     We expect to raise approximately $5,500,000 million in net proceeds from the concurrent underwritten offering, after deducting underwriting commissions and estimated expenses payable by us. The concurrent underwritten offering is not contingent upon this offering, and this offering is not contingent upon the concurrent underwritten offering. We cannot assure you that either or both of these offerings will be completed.

     This description and the other information in this prospectus supplement regarding the concurrent underwritten offering is included in this prospectus supplement for informational purposes only. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the securities offered in the concurrent underwritten offering.

                              PLAN OF DISTRIBUTION

     By means of this prospectus supplement and a prospectus dated July 8, 2014 we are offering private investors up to 1,320,000 shares of our common stock and warrants to purchase up to 330,000 shares of our common stock. For every four shares sold, we will issue to investors in this offering one warrant. Each warrant can be exercised at any time on or before October 11, 2018 at a price of $1.25 per share. The shares of common stock and warrants will be issued separately. The shares of common stock and warrants as being sold at the price shown on the cover page of this prospectus.

     We will offer the shares and warrants through our officers and selected European brokers and on a "best efforts" basis. We will not compensate any officer for their participation in this offering. We will pay European brokers a commission of up to 6.5% of the gross proceeds we receive from the sale of the securities sold in this offering.

     There is no firm commitment by any person to purchase any shares of our common stock or warrants and there is no assurance that any of these securities offered will be sold. All proceeds from the sale of the shares of common stock and warrants will be promptly delivered to us.

     We have the right to refuse to accept subscriptions for these shares and warrants from any person for any reason whatsoever.

Sales Commissions and Offering Expenses

     We will offer the common stock and warrants at the public offering price shown below.

The following table shows the public offering price, sales commissions and proceeds, before expenses, to us:

                                                  Per Share of
                                                  Common Stock
                                                   and Warrant        Total
                                                  -------------       -----

   Public offering price                            $0.76         $1,003,200
   Sales commissions to be paid by us               $0.0494          $65,208

   Proceeds, before expenses, to us                 $0.7106         $937,992

     We have agreed to pay Laidlaw & Company (UK) Ltd., the representative of the underwriters in the concurrent underwritten offering, 1% of the total amount we raise in this offering for acting as our financial advisor in this offering.

     We estimate our total expenses associated with the offering, excluding sales commissions, will be approximately $10,000.

Lock-Up Agreements

     Pursuant to certain "lock-up" agreements, we, our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of Laidlaw & Company (UK) Ltd., for a period of sixty (60) days from the effective date of the offering.

     The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or
(2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless Laidlaw & Company (UK) Ltd., waives this extension in writing.

     Laidlaw & Company (UK) Ltd. may, in its sole discretion and at any time or from time to time before the termination of the 60-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Electronic Distribution

     This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference may be made available in electronic format on our website. We may distribute prospectuses electronically.

     Other than this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, information contained in any website is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference or the registration statement of which this prospectus supplement forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase our common stock or warrants.

                                  LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for us by Hart & Hart LLC, Denver, Colorado.

                                     EXPERTS

     The financial statements as of September 30, 2013 and 2012 and for each of the three years in the period ended September 30, 2013 and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2013 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the Securities and Exchange Commission, under the Securities Act, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC's public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

     We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by us can be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding us. The address of that site is http://www.sec.gov.

     You can find information about us on our website at http://www.cel-sci.com. Information found on our website is not part of this prospectus.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (unless otherwise noted, the SEC file number for each of the documents listed below is 001-11889):

     o Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

     o Report on Form10-Q for the three months ended December 31, 2013, March 31, 2014 and June 30, 2014.

     o Current Reports on Form 8-K, which were filed with the SEC on October 10, 2013, October 11, 2013, November 1, 2013, December 19, 2013,
          December 24, 2013,  April 14,  2014,  April 15, 2014,  April 18, 2014,
          July 23, 2014 and August 7, 2014.

     All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460